Exhibit 5.1



                 (Rayburn, Moon & Smith, P.A. Letterhead)



                                                 November 6, 1996









CCAIR, Inc.
100 Terminal Road
Second Floor
Charlotte, North Carolina  28208

         Re:      CCAIR, Inc. Common Stock, par value $0.01 per share

Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which CCAIR, Inc. (the "Company") intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 200,000 shares of Common Stock par value $0.01 per share (the "Shares"). The Registration Statement relates to the registration of the Shares, which are to be offered under the Fifth Amended and Restated Stock Option Plan of CCAIR, Inc. (the "Plan"). We are familiar with the proceedings taken and to be taken in connection with the authorization, issuance and sale of the Shares.
Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

         Based upon the foregoing and the proceedings to be taken by the Company as referred to above, we are of the opinion that the Shares to be issued under the Plan have been duly authorized, and upon the issuance of Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.



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                                                   Exhibit 5.1
Page Two
November 6, 1996




         We  consent  to  your  filing  this   opinion  as  an  exhibit  to  the
Registration Statement and to the reference to our firm contained under the heading "Legal Matters" of the prospectus included therein.



                                                     Very truly yours,




                                                     Rayburn, Moon & Smith, P.A.



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